Filed Pursuant to Rule 433

Registration No. 333-132911

PRIVATE OFFERING NOTICE

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Accelerated Return NotesSM

Linked to the Dow Jones-AIG Commodity Index

due November 2008

(the “Notes”)

US$10 original public offering price per unit

Private Offering Notice

Summary Terms

The Notes:

•        The Notes are designed for investors who are seeking exposure to the Dow Jones-AIG Commodity Index (index symbol “DJAIG”) (the “Index”), who anticipate that the level of the Index will increase from the starting value of the Index on the pricing date to the ending value of the Index determined on the valuation date shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and be willing to accept a return that may be less than the $10 original public offering price per unit of the Notes and that will not exceed the limit described in the attached offering document.

•        There will be no payments on the Notes prior to the maturity date and ML&Co. cannot redeem the Notes prior to the maturity date.

•        There is no principal protection on these Notes and therefore there is no minimum amount due at maturity. The return on the Notes is capped.

•        ML&Co. has applied to have the Notes listed on the American Stock Exchange under the trading symbol “DNZ”. If approval of this application is granted, the Notes will be listed on the American Stock Exchange at the time of such approval. ML&Co. makes no representation, however, that the Notes will be listed, or, if listed, will remain listed for the entire term of the Notes.

•        The Notes are made available to each investor outside of the United States in a minimum initial investment of US$50,000 (US$75,000 for residents of the European Economic Area), and subject to any other restrictions, as may be applicable to an investor under the private offering rules of any jurisdiction outside of the United States.

•        The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No.:            .

•        The settlement date for the Notes is expected to be September     , 2007.

Payment on the maturity date:

•        The amount an investor receives on the maturity date will be based upon the direction of and percentage change in the level of the Index from the starting value of the Index on the pricing date to the ending value of the Index determined on the valuation date shortly before the maturity date of the Notes. If the level of the Index:

•        has increased, on the maturity date an investor will receive a payment per unit equal to $10.00 plus an amount equal to $10.00 multiplied by triple any percentage increase of the Index, up to a maximum total payment between $12.20 and $12.80 per unit, as described in the attached offering document.

•        has decreased or is unchanged, on the maturity date an investor will receive a payment per unit based upon that percentage decrease and, as a result, an investor may receive less, and possibly significantly less, than the $10.00 original public offering price per unit.

•        The actual maximum total payment on the Notes will be determined on the pricing date and set forth in the final offering document made available in connection with sales of the Notes.

The Notes, the subject of the attached offering document (the “Offering Document”), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Notes are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of Merrill Lynch & Co., Inc. (the “Company”).

No Prospectus (as defined in the EU Prospectus Directive) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any European Economic Area member state and any purchaser of the Notes who subsequently sells any of their Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive as implemented in that member state.

The discussion contained in the Offering Document relating to the tax implications of investing in the Notes is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the United States. Accordingly, investors should consult their local tax advisor before making an investment in the Notes.

PRIVATE OFFERING NOTICE

This Notice and the Offering Document have been provided by the Company for informational purposes only. Prospective investors should not treat the contents of this Notice or the Offering Document as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Notes. Attention is drawn in particular to the risk factors set forth on page TS-5 of the term sheet, page PS-4 of the product supplement and pages S-3 to S-4 of the MTN Prospectus Supplement included in the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited (“MLIB”), which is authorized and regulated by the Financial Services Authority, with a registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), which is handling the sale of the Notes, has no place of business in the United Kingdom and is not regulated by the Financial Services Authority. Therefore, with respect to any action taken by MLPF&S, the regulatory regime governing an investor’s rights will be different than that of investors’ rights in the United Kingdom, and the United Kingdom rules for the protection of private investors and the United Kingdom Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for United Kingdom investors.

Investors should also note the following:

(a)        The Notes are denominated in United States dollars. Investors that purchase Notes with a currency other than United States dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

(b)        The price and value of the Notes can fluctuate and may fall against the investor’s interest and an investor may get back less than what he or she invested.

(c)        Investment in the Notes may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Notes and the suitability of purchasing the Notes in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

(d)        Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of the Notes.

(e)        MLPF&S or one of its affiliates may be the only market maker, if any, in the Notes.

The date of this Notice is July 25, 2007.

This Notice supplements the Preliminary Term Sheet, dated July 25, 2007,

the Product Supplement ARN-1 and Index Supplement I-1, dated June 6, 2007, and the MTN Prospectus

Supplement, General Prospectus Supplement and Prospectus, dated March 31, 2006.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this notice relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the prospectus if you so request by calling toll-free 1-866-500-5408.